Exhibit 99.1

NEWS RELEASE
Contacts:
Fernando Vivanco	Jeff Warren
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-2696

FOR IMMEDIATE RELEASE

MEDTRONIC COMPLETES ACQUISITION OF COVIDIEN

DUBLIN, Ireland – January 26, 2015 – Medtronic plc (NYSE: MDT), a global leader in medical technology, services and solutions, announced today that it has successfully completed the previously announced acquisition of Covidien plc (NYSE: COV). Under the terms of the acquisition agreement, Medtronic, Inc. and Covidien plc are now combined under Medtronic plc. Shares of Medtronic plc are expected to begin trading on the New York Stock Exchange (NYSE) under the symbol “MDT” on Tuesday, January 27, 2015.

“The culmination of this acquisition marks a significant milestone in our industry, creating a company uniquely positioned to alleviate pain, restore health and extend life for more patients around the world. We can now bring together the extensive and innovative capabilities of both Medtronic and Covidien with an underlying objective to solve healthcare’s biggest challenge – expanding access and improving clinical outcomes, while lowering costs,” said Omar Ishrak, Chairman and CEO of Medtronic. “This is an exciting day for our employees as we officially join forces to pursue our shared commitment to addressing universal healthcare needs and accelerating Medtronic’s three fundamental strategies of therapy innovation, globalization and economic value. We know that our combined businesses can have a real and meaningful impact on people’s lives – helping to treat more people, in more ways and in more places around the world.”

Covidien shares and Medtronic, Inc. shares ceased trading on the New York Stock Exchange at the close of business today. The cash-and-stock transaction is valued at approximately $49.9 billion, based on Medtronic’s closing stock price of $75.59 per share on January 26, 2015. Under the terms of the transaction, each ordinary share of Covidien outstanding as of the closing has been converted into the right to receive $35.19 in cash and 0.956 of an ordinary share of Medtronic plc. Each share of Medtronic, Inc. common stock outstanding as of the closing has been converted into the right to receive one ordinary share of Medtronic plc.

Medtronic’s financial advisor is Perella Weinberg Partners LP and its legal advisors are Cleary Gottlieb Steen & Hamilton LLP and A&L Goodbody. Covidien’s financial advisor is Goldman Sachs and its legal advisors are Wachtell, Lipton, Rosen & Katz and Arthur Cox.

The closing of the transaction does not affect the results of Medtronic, Inc.’s fiscal third quarter, which ended last week on Friday, January 23, 2015. The company expects to provide a financial update on its fiscal third quarter earnings conference call on Tuesday, February 17, 2015. For more detailed information on anticipated Medtronic plc revenue reporting changes and combined historical financials, see Medtronic plc Revenue Reporting Changes and Historical Financials http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MjY3OTUxfENoaWxkSUQ9LTF8VHlwZT0z&t=1

Medtronic plc has its principal executive offices in Ireland, where both companies have a longstanding presence. The company’s operational headquarters will continue to be based in Minneapolis. Medtronic has a comprehensive product portfolio, a diversified growth profile and broad geographic reach, with more than 85,000 employees in more than 160 countries.

For more information, please visit www.medtronic.com.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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